Exhibit 10.16

TIME INC.

1271 AVENUE OF THE AMERICAS

NEW YORK, NY 10020

January 9, 2014

Via Hand Delivery

Martha Nelson

c/o Time Inc.

1271 Avenue of the Americas

New York, NY 10020

Dear Martha:

Reference is hereby made to your employment agreement made December 18, 2012 and effective January 1, 2013 (the “Employment Agreement”). Capitalized terms used herein but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 5.4 of your Employment Agreement will apply, subject to the modifications set forth in this Letter Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Letter Agreement serves as your notice under Section 5.4 and sets forth the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1. Pursuant to Section 5.4 of the Employment Agreement, the term of your employment with the Company shall terminate with an effective termination date of December 31, 2013 (“Effective Termination Date”). You shall continue to receive your current Base Salary ($1,000,000 per annum), bonus for 2013 (calculated as described in Section 5.4(d) of the Employment Agreement), payment of any long-term compensation provided through a cash-based long-term incentive plan (in accordance with the terms of such cash-based long-term incentive plan) (the “Cash LTI Payment”) and all other benefits as described in the Employment Agreement through the Effective Termination Date. Payment of any Bonus for 2013 or any Cash LTI Payment will be made at the regularly scheduled times pursuant to the plan documents.

2. Through the Effective Termination Date, you agree to cooperate with the Company in providing for an orderly transition, which cooperation shall include giving such assistance as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Company from time to time and agreed to by you. The Company shall reimburse you for all reasonable expenses in fulfilling your obligations under this Paragraph 2 provided that such expenses are reimbursable under the Company’s policies and that requests for reimbursement are submitted in accordance with the Company’s policies.

3. Your termination of employment on the Effective Termination Date shall be deemed for all purposes of the Employment Agreement to be a termination without cause under Section 5.4 of the Employment Agreement. In accordance with Section 5.4 of the Employment Agreement, you shall be entitled to receive payments of Base Salary and Average Annual Bonus from the Effective Termination Date through the date which is twenty-four months after the Effective Termination Date (i.e., December 31, 2015, the “Severance Term Date”) as described in Section 5.4(a) of the Employment Agreement. You acknowledge and agree that you are a “specified employee” as defined in Section 409A of the Internal Revenue Code and, therefore, certain payments due to you are subject to a six-month delay following the Effective Termination Date, unless the payments are otherwise exempted from this obligation. Any payments that are subject to the six-month delay will be paid to you in a lump sum in July 2013. Any payments that are not subject to the six-month delay will be paid to you at the times provided in the Employment Agreement or the appropriate plan documents.

3A. The Company will make a payment of $250,000 to you within 60 days of the Effective Termination Date. You and the Company agree that this amount represents any Sabbatical leave due to you as of the Effective Termination Date and satisfies the Company’s obligations to you under Section 3.3 of the Employment Agreement.

4. As provided in Section 5.4(a)(i) – (iii) of the Employment Agreement:

(i) if you die during the Severance Period, your payments pursuant to Section 5.4(a) of the Employment Agreement shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to Section 5.4(a) of the Employment Agreement through the date of your death;

(ii) if you accept employment with any other corporation, partnership, trust, government or other entity (an “Entity”) prior to the Severance Term Date or you notify the Company in writing of your intention to terminate your status of being treated as an employee during that period, then you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 5.4(c)(ii) and (iii of the Employment Agreement effective upon the commencement of such employment or the effective date of such termination as specified by you in such notice, whichever is applicable (the “Equity Cessation Date”). You agree that you will notify the Company if you accept employment with any other Entity and of the date you commence employment with such Entity.

(iii) if you accept employment with Time Warner Inc. (“TWI”) or a majority owned TWI direct or indirect subsidiary during such period, your payments pursuant to this Section 5.4(a) shall cease effective the first date of employment with such TWI entity.

5. In accordance with Section 5.4(a)(ii), 5.4(c)(i), and Section 5.8 as applicable, of the Employment Agreement, after the Effective Termination Date and prior to the Severance Term Date, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans and to receive the health and welfare benefits required to be provided to you under the Employment Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives and provided that you have not accepted employment with an entity that offers you health and welfare benefits and you have not elected to cease being treated as an employee of the Company for purposes of participation in the health and welfare benefits.

6. After the Effective Termination Date, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by TWI or the Company. At the Severance Termination Date or, if earlier, the date you commence employment with an Entity that offers you health and welfare benefits (the “Benefits Cessation Date”), your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans. At the Severance Termination Date or, if earlier, the Equity Cessation Date, your rights to benefits and payment under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.

7. Because you satisfy the requirements for retirement treatment of stock options, (i) all stock options to purchase shares of Time Warner Common Stock shall continue to vest through the earlier of the Severance Term Date and the Equity Cessation Date, (ii) all stock options to purchase shares of Time Warner Common Stock that have not vested shall vest and become immediately exercisable at the earlier of the Severance Term Date and the Equity Cessation Date, and (iii) all your vested stock options shall remain exercisable for a period of five years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the terms of such options).

8. With respect to restricted stock units (“RSUs”), for all awards of RSUs, because you satisfy the requirements for retirement treatment the vesting of the RSUs will accelerate upon the Effective Termination Date. However, as a result of your designation as a “specified employee” under Section 409A of the Internal Revenue Code, the distribution of the shares that will be delivered to you upon the vesting of the RSUs is subject to the six-month delay and, therefore, the shares will be distributed to you in July 2013.

9. After the earlier of the Severance Term Date, the Benefits Cessation Date or the date that you notify the Company that you no longer wish to be treated as an employee for purposes of any health and welfare benefit plans, you will be eligible to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive separate information regarding your option to continue health benefits.

10. In accordance with Section 5.7 of the Employment Agreement, the obligations of the Company to make or continue any of the payments to you or to take any actions with respect to Paragraphs 1 through 8 above are subject to your execution of the Release attached hereto. If you fail to execute and deliver the Release within 60 days following the Effective Termination Date, or if you revoke the Release as provided therein, then in lieu of the payments and benefits provided herein, you shall receive a severance payment determined in accordance with the Company’s polices relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Letter Agreement, if any, prior to the date of your failure to deliver, or revocation of, such Release.

11. In accordance with Section 10.15 of the Employment Agreement, you shall continue to be subject to any obligations under the Employment Agreement that survive your termination under Section 5.4 thereof, including but not limited to Sections 6, 7, 8, 9 and 10.

12. You agree and acknowledge that you have no further right to receive any compensation, payments or benefits from the Company, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

13. Except as provided in Section 10.8 of the Employment Agreement, any claims, controversies or disputes arising out of or related to this Letter Agreement or the Release, the interpretation, validity or enforceability of this Letter Agreement or the Release, or the alleged breach of this Letter Agreement or the Release shall be submitted to resolution in arbitration in accordance with the procedures set forth in Section 10.7 of the Employment Agreement.

14. This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. Except as expressly amended by this Letter Agreement, the terms of the Employment Agreement remain in full force and effect.

15. This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16. This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

17. This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Employment Agreement to the contrary, (i) if at the Effective Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or under the Employment Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder or under the Employment Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement or under the Employment Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or under the Employment Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Paragraph 17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

TIME INC.

By:	/s/ James Cummings
	Name:	James Cummings
	Title:	Vice President

Agreed and Accepted:

/s/ Martha Nelson
Martha Nelson

RELEASE

This Release is made by and among MARTHA NELSON (“You”) and TIME INC. (the “Company”), 1271 Avenue of the Americas, New York, NY 10020, as of the date set forth below in connection with the Employment Agreement made December 18, 2012 and effective January 1, 2013 and amended by the letter agreement (the “Letter Agreement” between You and the Company dated January 9, 2014 (as so amended, the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, as further reflected in the Letter Agreement, You, being of lawful age, on behalf of yourself and your heirs, executors, successors and assigns do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators, trustees and fiduciaries, and all of their successors and assigns, in their individual and official capacities, of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, arising up to and including the date you sign the Letter Agreement and this Release, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law (all as amended), any Claim for severance or benefits or notice pay under any plan or policy of the Company (other than for the enforcement of this Letter Agreement), any Claim under any whistleblower protection law, any Claim sounding in tort, any Claim for breach of contract (express and implied), and any Claim for attorney’s fees, costs, damages and equitable relief through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement and this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Agreement; (ii) any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) claims under the Fair Labor Standards Act or any claims or rights that cannot be waived by law.

You agree that you are receiving valuable consideration in exchange for signing the Letter Agreement and this Release that is more than what you are otherwise entitled to under any policy or plan of or prior agreement with the Company. You also acknowledge and agree that apart from the payments and benefits that you will be eligible for and receive under the Letter Agreement, you have, as of the date you signed the Letter Agreement and Release, received all compensation, notice, leave and benefits due to you from the Company and that you are not entitled to any other payment or benefit other than as set forth in the Letter Agreement and this Release.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given 21 days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You cease to receive any payments or benefits under this Agreement (except as set forth in Section 4.4 of the Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

/s/ Martha Nelson

Martha Nelson

Dated:        1/10/14